                          INDEPENDENT AUDITOR'S REPORT





To the Board of Directors
Modern American Life Insurance Company:

     We have audited the accompanying combined balance sheets of Modern American Life Insurance Company and Western Pioneer Life Insurance Company as of December 31, 1995 and 1994, and the related combined statements of earnings (loss), business equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Modern American Life Insurance Company and Western Pioneer Life Insurance Company as of December 31, 1995 and 1994, and the combined results of their operations and their cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.


                                                       COOPERS & LYBRAND L.L.P.


Dallas, Texas
September 4, 1996


                                       F-1

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
                             COMBINED BALANCE SHEETS
                        as of December 31, 1995 and 1994
                                 (In Thousands)

                                     ASSETS

                                                               1995       1994

Investments:
   Fixed maturities available for sale at fair value .....   $105,043   $ 79,064
   Equity securities available for sale at fair value ....        157        136
   Mortgage loans on real estate at amortized cost .......      8,607      2,888
   Real estate at lower of cost or fair value ............     15,686     24,404
   Policy loans ..........................................     17,081     13,235
   Cash and short-term investments .......................     24,672     10,037
   Other invested assets .................................      1,267      1,383
                                                             --------   --------
     Total investments ...................................    172,513    131,147

Investment in ICH common stock, at cost ..................         --      3,806
Due from reinsurers ......................................     10,956     11,708
Due from affiliates ......................................      2,019        664
Notes and accounts receivable and uncollected premiums ...      1,298        921
Accrued investment income ................................      1,615      1,143
Deferred policy acquisition costs ........................      7,164      3,885
Value of business acquired ...............................        848      1,041
Deferred income taxes ....................................         --      2,996
Federal income tax recoverable from tax settlement .......      3,402         --
Other assets .............................................      1,448        559
                                                             --------   --------
                                                             $201,263   $157,870
                                                             ========   ========

                         LIABILITIES AND BUSINESS EQUITY

Insurance liabilities:
   Future policy benefits and other policy liabilities ...   $ 78,078     79,204
   Universal life and investment contract liabilities ....     92,981     51,629
Federal income taxes currently payable ...................      2,010      2,037
Due parent on assignment of tax benefits from settlement .      3,402         --
Other liabilities ........................................      4,013      3,599
                                                             --------   --------
                                                              180,484    136,469
Commitments and contingencies

Business equity ..........................................     20,779     21,401
                                                             --------   --------
     Total liabilities and business equity ...............   $201,263   $157,870
                                                             ========   ========

    The accompanying notes are an integral part of the financial statements.
                                       F-2

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
                               STATEMENTS OF LOSS
                 for the Years Ended December 31, 1995 and 1994
                                 (In Thousands)

                                                             1995          1994
Revenues:
   Premium income ..................................     $  3,288      $  4,818
   Interest sensitive policy product charges .......        1,141         1,163
   Net investment income ...........................        8,048        11,164
   Realized investment losses ......................       (8,345)       (7,219)
   Other income ....................................        1,036         1,117
                                                         --------      --------
                                                            5,168        11,043
                                                         --------      --------
Benefits, expenses and costs:
   Policyholder benefits ...........................        8,545         9,804
   Amortization of deferred policy acquisition
      costs and value of business acquired .........          952         2,345
   Other operating expenses ........................        5,930         5,946
   Litigation Settlement ...........................        4,000            --
                                                         --------      --------
                                                           19,427        18,095
                                                         --------      --------
Loss before income taxes ...........................      (14,259)       (7,052)
Income tax provision (credit)  .....................          450          (809)
                                                         --------      --------
Net loss ...........................................     $(14,709)     $ (6,243)
                                                         ========      ========

     The accompanying notes are an integral part of the financial statements.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
                     COMBINED STATEMENTS OF BUSINESS EQUITY
                 for the Years Ended December 31, 1995 and 1994
                                 (In Thousands)

                                                            1995         1994
Balance at beginning of period .....................     $ 21,401      $ 39,449
  Net loss .........................................      (14,709)       (6,243)
  Dividend of ICH bond .............................           --        (9,015)
  Capital contributions ............................        6,761         2,500
  Deemed contribution from reinsurance
    recapture with affiliate .......................        1,080            --
  Deemed contribution on gain from dividend
    of ICH bond, net of taxes ......................           --           217
  Change in net unrealized investment gains ........        6,246        (5,507)
                                                         --------      --------
Balance at end of period ...........................     $ 20,779      $ 21,401
                                                         ========      ========


    The accompanying notes are an integral part of the financial statements.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
                        COMBINED STATEMENTS OF CASH FLOWS
                 for the Years Ended December 31, 1995 and 1994
                                 (In Thousands)

                                                             1995      1994
Cash flows from operating activities:
   Net loss ...........................................   $(14,709)  $ (6,243)
   Items not requiring (providing) cash:
     Adjustments relating to universal
     life and investment products:
       Interest credited to account balances  .........      3,372      1,917
       Charges for mortality and administration .....        (1,663)    (1,137)
     Depreciation and amortization ..................        2,566        485
     Decrease in future policy benefits ...............     (2,464)   (11,102)
     Decrease in deferred policy acquisition
       costs and value of business acquired ...........        946      2,336
     Decrease in currently payable taxes ..............        (27)    (5,375)
     Increase (decrease) in policy liabilities, other
       policyholder funds, accounts payable and
       accrued expenses ...............................      1,752     (1,576)
     Increase in notes and accounts receivable and accrued
       investment income  .............................       (849)      (317)
     Deferred income taxes ............................       (367)     1,496
     Realized investment losses .......................      8,345      7,219
     Other, net .......................................        (88)     2,538
                                                          --------   --------
     Net cash used by operating activities ............     (3,186)    (9,759)
                                                          --------   --------
Cash flows from investing activities:
   Sales of fixed maturities ..........................      1,456      3,314
   Maturities and other redemptions of fixed maturities     12,417      7,126
   Sales of other long-term assets  ...................      4,126      3,302
   Purchases of fixed maturities ......................     (2,571)   (21,271)
   Purchases of other long-term invested assets .......        (54)      (222)
                                                           --------   --------
     Net cash provided (used) by investing activities .     15,374     (7,751)
                                                           --------   --------
Cash flows from financing activities:
   Policyholder contract deposits  ....................      1,598      1,964
   Policyholder contract withdrawals ..................     (5,151)    (3,397)
   Capital contributions in cash from parent ..........      6,000      2,500
                                                           --------   --------
     Net cash provided by financing activities ........      2,447      1,067
                                                           --------   --------
Net increase (decrease) in cash and short-term
   investments ........................................     14,635    (16,443)
Cash and short-term investments at beginning of period.     10,037     26,480
                                                           --------   --------
Cash and short-term investments at end of period ......   $ 24,672   $ 10,037
                                                           ========  ========

     The accompanying notes are an integral part of the financial statements.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

(a) Organization and Basis of Presentation

     The accompanying combined financial statements include the financial statements of Modern American Life Insurance Company (Modern) and Western Pioneer Life Insurance Company (Western) (collectively, the Companies). At December 31, 1995, Modern and Western were wholly-owned subsidiaries of Bankers Multiple Line Insurance Company (BML), and an indirect subsidiary of Care Financial Corporation (CFC) and ICH Corporation (ICH) formerly Southwestern Life Corporation (see Note 10). At December 31, 1994, Modern and Western were wholly-owned subsidiaries of ICH. In September 1995, ICH contributed Modern and Western to BML. The Companies are authorized to sell life, annuity and accident and health insurance in thirty-six states and the District of Columbia.

     Effective June 28, 1996, BML sold all of the outstanding capital stock of Modern and Western to Reassure American Life Insurance Company (Reassure America) (see Note 14).

     All  significant   intercompany   accounts  and   transactions   have  been
eliminated.

     The Companies maintain their accounts in conformity with accounting practices prescribed or permitted by state insurance regulatory authorities. In the accompanying financial statements such accounts have been adjusted to conform with generally accepted accounting principles (GAAP).

     These financial statements have been presented on their historical GAAP basis. No adjustments have been made to reflect any effects of the purchase by Reassure America discussed above.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that management of the Companies deem to be acutely sensitive to changes in estimates include deferred policy acquisition costs, deferred income tax asset, future policy benefits, policy and contract claims and value of business acquired. In addition, the Companies must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. In all instances, actual results could differ from estimates.

(b) Investments

     Fixed maturity investments include bonds and preferred stocks with mandatory redemption features. The Companies classify all fixed maturity investments as available for sale securities which represent securities that may be sold prior to maturity due to changes that might occur in market interest rate risks, changes in the security's prepayment risk, management of the Companies' income tax position, the Companies' general liquidity needs, the need to increase regulatory capital or similar factors. Available for sale securities are carried at fair value.

     Anticipated prepayments on mortgage-backed securities are taken into consideration in determining estimated future yields on such securities.

     Equity securities include investments in common stocks and non-redeemable preferred stocks and are carried at fair value. Policy loans are stated at their current unpaid principal balance, net of unamortized discount, if any. Short-term investments include commercial paper, invested cash and other investments purchased with maturities generally less than three months and are carried at amortized cost. The Companies consider all short-term investments to be cash equivalents.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

1. Summary of Significant Accounting Policies (Continued)

     Mortgage loans are stated at the aggregate unpaid principal balances, less unamortized discount and valuation allowances. Fees received and costs incurred with origination of mortgage loans are deferred and amortized as yield adjustments over the remaining lives of the mortgages. Real estate, substantially all of which was acquired through foreclosure, is recorded at the lower of fair value, minus estimated costs to sell, or cost. If the fair value of the foreclosed real estate minus estimated costs to sell is less than cost, a valuation allowance is provided for the deficiency. Increases or decreases in the valuation allowance are charged or credited to income. Other invested assets include other miscellaneous investments carried at amortized cost.

     The Companies regularly evaluate investments based on current economic conditions, past credit loss experience and other circumstances. A decline in net realizable value that is other than temporary is recognized as a realized investment loss and a reduction in the cost basis of the investment. The Companies discount expected cash flows in the computation of net realizable value of its investments, other than certain mortgage-backed securities. In those circumstances where the expected cash flows of residual interest and interest-only mortgage-backed securities, discounted at a risk-free rate of return, result in an amount less than the carrying value, a realized loss is reflected in an amount sufficient to adjust the carrying value of a given security to its fair value.

     Net realized investment gains and losses are included in the determination of net earnings. Unrealized investment gains and losses on available for sale securities and marketable equity securities are charged or credited directly to business equity. The specific identification method is used to account for the disposition of investments.

(c) Due from Reinsurers

     Amounts recoverable from reinsurers, including amounts equal to the assets supporting insurance liabilities ceded to reinsurers and amounts due for the reimbursement of related benefit payments, are reflected as receivables due from reinsurers. Amounts due from reinsurers are evaluated as to their collectibility and, if appropriate, reserves for doubtful collectibility are established through a charge to earnings.

(d) Deferred Policy Acquisition Costs and Value of Business Acquired

     Costs which vary with and are related to the acquisition of new business have been deferred to the extent that such costs are deemed recoverable through future revenues. These costs include commissions, certain costs of policy issuance and underwriting and certain variable agency expenses. For traditional life and health products, deferred costs are amortized with interest over the premium paying period in proportion to the ratio of anticipated annual premium revenue to the anticipated total premium revenue, using the same mortality, morbidity and withdrawal assumptions used in computing liabilities for future policy benefits. Deferred policy acquisition costs related to universal life, interest-sensitive and investment products are amortized in relation to the present value, using the assumed crediting rate, of expected gross profits on the products, and retrospective adjustments of these amounts are made whenever the Companies revise the estimates of current or future gross profits to be realized from a group of policies.

     The value of business acquired reflects the portion of the cost to acquire such companies that was allocated to the value of the right to receive future cash flows from insurance contracts existing at the dates of their acquisitions. Such value represents the actuarially determined present value of the future cash flows from the acquired policies, based on projections of future premium collection, mortality, morbidity, surrenders, operating expenses, investment yields, and other factors. The account is amortized with interest over the estimated remaining life of the acquired policies.

     Recoverability of deferred policy acquisition costs and the value of business acquired is evaluated annually by comparing the current estimate of discounted expected future cash flows to the unamortized asset balance by line of insurance

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

1. Summary of Significant Accounting Policies (Continued)

business. If such current estimate indicates that the existing insurance liabilities, together with the present value of future cash flows from the business, will not be sufficient to recover the unamortized asset balance, the difference is charged to expense. Amortization is adjusted in future years to reflect the revised estimate of future profits.

     Anticipated returns, including realized and unrealized gains and losses, from the investment of policyholder balances are considered in determining the amortization of deferred policy acquisition costs. When fixed maturities are stated at their fair value, an adjustment is made to deferred policy acquisition costs and unearned revenue reserves equal to the changes in amortization that would have been recorded if those fixed maturities had been sold at their fair value and the proceeds reinvested at current yields. Furthermore, if future yields expected to be earned on fixed maturities decline, it may be necessary to increase certain insurance liabilities. Adjustments to such liabilities are required when their balances, in addition to future net cash flows including investment income, are insufficient to cover future benefits and expenses.

(e) Future Policy Benefits and Other Policy Liabilities

     The liability for future policy benefits of long duration contracts has been computed by the net level premium method based on estimated future investment yield, mortality, morbidity and withdrawal experience. Reserve interest assumptions are graded and range from 6% to 10%. Mortality, morbidity and withdrawal assumptions reflect the experience of the Companies modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. The assumptions vary by plan, year of issue and duration. The future policy benefit reserves include a provision for policyholder dividends based upon dividend scales assumed at the date of purchase of acquired companies or as presently contemplated.

     Policy and contract claims, which are included in future policy benefits and other policy liabilities, include provisions for reported claims in process of settlement, valued in accordance with the terms of the related policies and contracts, as well as provisions for claims incurred and unreported based on prior experience of the Companies.

     While management believes the estimated amounts included in financial statements for reserves and claims are adequate, such estimates may be more or less that the amounts ultimately paid when the claims are settled.

(f) Universal Life and Investment Contract Liabilities

     Benefit reserves for universal life and investment products are determined following the retrospective deposit method and consist principally of policy account values before any surrender charges, plus certain deferred policy fees which are amortized using the same assumptions and factors used to amortize deferred policy acquisition costs.

(g) Income Taxes

     Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

(h) Participating Policies

     The amount of dividends to be paid is determined annually by the boards of directors of the Companies. A portion of the earnings of the Companies is allocated to the participating policyholders and included in other policyholder funds.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

1. Summary of Significant Accounting Policies (Continued)

(i) Recognition of Premium Revenue and Related Expenses

     Premium revenue for traditional life insurance products is reported as earned when due. Accident and health premiums are earned over the period for which premiums are paid. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the premium paying period. This association is accomplished by means of a provision for future policy benefit reserves and the amortization of deferred policy acquisition costs.

     Revenues for interest sensitive products such as universal life and annuity contracts represent charges assessed against the policyholders' account balance for the cost of insurance, surrenders and policy administration. Benefits charged to expenses include benefit claims incurred during the period in excess of policy account balances and interest credited to policy account balances.

(j) Fair Values of Financial Instruments

     The following methods and assumptions were used by the Companies in estimating their fair value disclosures for financial instruments:

          Cash and Short-Term Investments: The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

          Investment Securities: Fair values for fixed maturity securities (including mandatorily redeemable preferred stocks) are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or are estimated based on expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities are based on quoted market prices (see Note 3).

          Mortgages:  The fair values for  mortgage  loans are  estimated  using discounted cash flow analyses, based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations (see Note 3).

          Policy Loans: Policy loans have no stated maturities and are usually repaid by reductions to benefits and surrenders. Because of the numerous assumptions which would have to be made to estimate fair value, the Companies believe that such information would not be meaningful.

          Investment Contracts: Fair values for the Companies' liabilities under investment-type insurance contracts are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued (see Note 4).

2. Related Party Transactions

     Modern and Western were parties to a management and service agreement with Facilities Management Installation, Inc. (FMI). FMI provided substantially all administrative, management, investment, personnel, data processing, facilities and certain other services for ICH, its subsidiaries and affiliates and certain other unrelated parties. Under the management and service agreement with FMI, the Companies paid fees for personnel, data processing and other services equal to the cost

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

2. Related Party Transactions (Continued)

of such services to FMI and a percentage markup. The following is the amount of fees incurred in accordance with the agreement (in thousands):

                                                         Year Ended December 31,
                                                               1995     1994
Modern ...................................................   $2,798   $3,184
Western ..................................................    1,094    1,135



     Receivable from affiliates includes amounts recoverable for reimbursement and allocation of various operating costs, net of amounts payable for management fees. Balances are settled quarterly.

     During 1995, Modern received a capital contribution of $4,000,000 in cash from ICH for the settlement of a lawsuit (see Note 7). During 1995, Western received capital contributions from its parents of approximately $2,761,000. BML contributed $2,000,000 in cash and ICH contributed bonds valued at $72,000, real estate valued at $54,000 and a mortgage loan with a principal amount outstanding of approximately $635,000. In 1994, Western received a cash capital contribution of $2,500,000 from ICH.

     See Note 6 for a description of reinsurance agreements with affiliates.

     At December 31, 1995 and 1994, the Companies owned 1,718,366 shares of ICH common stock with a book value of approximately $3,806,000 and market value as of December 31, 1994 of $4,403,000. During 1995, the Companies recognized a permanent impairment of $3,806,000 on these shares in connection with ICH's bankruptcy filing on October 10, 1995 (see Note 10).

     As part of the corporate restructuring approved by various state regulators in 1993, Modern agreed to dispose of its holdings in ICH's 11.25% Senior Subordinated Notes due 1996 (ICH Bonds) by December 31, 1994. On June 15, 1994 Modern used ICH Bonds to pay a dividend of $5,874,000 to ICH. Modern realized again of $739,000 on the disposal of these bonds which had a book value of $5,135,000. On December 31, 1994, Modern used ICH Bonds to pay an ordinary dividend of $3,115,000 to ICH. The bonds were distributed to ICH at their market value and had a book value of $3,333,000, resulting in a realized loss of $218,000. Also on December 21, 1994 ICH purchased Modern's remaining ICH Bonds with a book value of $2,719,000 for their market value of $2,533,000 resulting in a capital loss of $186,000. The net gain to Modern from these transactions of $335,000, net of income taxes of $117,000 was reflected as a deemed contribution in business equity. The amount of investment income earned on the ICH bonds in 1994 was $1,032,000.

     The Companies lease certain facilities included in investment real estate to affiliates of ICH. Income earned from affiliates was $1,108,000 and $1,127,000 for the years ended December 31, 1995 and 1994, respectively.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

3. Investments

     Investment income by type of investment is as follows (in thousands):













                                                         Year Ended December 31,
                                                             1995      1994
Gross investment income:
   Fixed maturities ....................................   $ 5,785   $ 7,678
   Mortgage loans ......................................       513       287
   Policy loans ........................................       679       690
   Short-term investments ..............................       707       607
   Real estate .........................................     3,060     3,418
   Other ...............................................       751     1,271
                                                           -------   -------
                                                            11,495    13,951
   Less: Investment expenses ...........................     3,447     2,787
                                                           -------   -------
     Net investment income .............................   $ 8,048   $11,164
                                                           =======   =======

     Following is an analysis of realized gains (losses) on investments (in thousands):

                                                         Year Ended December 31,
                                                           1995          1994
Fixed maturities .................................       $    19        $    10
Collateralized mortgage obligations ..............            --         (7,396)

Equity securities, affiliated ....................        (3,806)            --
Equity securities available for sale .............            --            152

Mortgage loans ...................................          (190)           (26)
Investment real estate ...........................        (4,368)            41
                                                         -------        -------
                                                         $(8,345)       $(7,219)
                                                         =======        =======

     The following table reflects investment writedowns which are included in realized investment gains or losses during each of the years ended December 31, 1995 and 1994, (in thousands):

                                                         Year Ended December 31,
                                                            1995          1994
Collateralized mortgage obligations ..............        $   --         $7,396
Equity securities, affiliated ....................         3,806             --
Mortgage loans ...................................           190             --
Investment real estate ...........................         3,722             29
                                                          ------         ------
     Total writedowns ............................        $7,718         $7,425
                                                          ======         ======

     Collateralized Mortgage Obligation (CMO) writedowns consisted of other than temporary writedowns of derivative CMO investments in Fund America Investors Corporation II (Fund America Investment). During 1994, the ICH Companies continued to evaluate their Fund America Investment in accordance with SFAS No. 115 and Emerging Issues Task Force (EITF) Issue No. 93-18, "Impairment Recognition for a Purchased Investment in a Collateralized Mortgage Obligation Investment or in a Mortgage-Backed Interest Only Certificate." Due primarily to the rising interest rate environment
                                      F-11

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

3. Investments (Continued)

experienced in 1994 and its effect on the projected future cash flows of the Fund America Investment realized investment losses were triggered under the provisions of EITF No. 93-18 on two occasions. At December 31, 1995 the Fund America investment had a carrying value and fair market value of $1,298,000 and an effective yield of 3.4%.

     Writedowns of affiliated equity securities in 1995 reflect the Companies' loss on their investment in ICH common stock as a result of ICH's filing for bankruptcy (see Note 10). The mortgage loan writedown in 1995 reflects the provision for mortgage loan losses. Investment real estate writedowns reflect the general deterioration in real estate markets.

     The amortized cost of investments and fixed maturities, the cost of equity securities and the estimated values of such investments at December 31, 1995 and December 31, 1994 by categories of securities are as follows (in thousands):

                                                     Gross       Gross  Estimated
                                      Amortized  Unrealized Unrealized   Fair
                                         Cost      Gains      Losses    Vaue
December 31, 1995:
   Available for sale:
     United States Government,
       government agencies and
       authorities ...................   $  6,702   $  144  $    (5)  $ 6,841
     States, municipalities and
       political subdivisions ........      1,020        1      (52)      969
     Public utilities ................     10,574      303      (15)   10,862
     Mortgage-backed securities  .....     67,821    1,119     (652)   68,288
     All other corporate  ............     17,038    1,047       (2)   18,083
                                         -------- --------  --------  -------
       Subtotal, available for sale
        fixed maturities .............    103,155    2,614     (726)  105,043
                                         -------- --------  --------  --------
   Non-redeemable preferred stocks ...          2       64        --       66
   Common stocks .....................        191       --     (100)       91
                                         -------- --------  --------  --------
       Subtotal, equity securities
         available for sale ..........        193       64     (100)       157
                                         -------- --------  --------  --------
       Total fixed maturities and
         equity securities ...........   $103,348   $2,678 $  (826)  $105,200
                                         ======== ======== ========  ========

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

3. Investments (Continued)

                                           Gross     Gross    Estimated
                              Amortized Unrealized Unrealized  Fair
                                  Cost     Gains     Losses    Value
December 31, 1994:
 Available for sale:
  United States Government,
   government agencies and
   authorities ............   $ 5,307   $    12  $   (131)  $   5,188
     States, municipalities
     and political
     subdivisions .........        20        --        (1)         19
     Public utilities .....     3,554         2      (259)      3,297
   Mortgage-backed
     securities ...........    68,233        18    (6,932)     61,319
   All other corporate ...      9,650         5      (414)      9,241
                              -------   -------   --------  ---------
   Subtotal, available for
     sale fixed maturities     86,764        37    (7,737)     79,064
                              -------   -------   --------  ---------
   Non-redeemable
    preferred stocks ......         2        22         --         24
   Common stocks ..........       191        --       (79)        112
                              -------   -------  --------   ---------
   Subtotal, equity securities
    available for sale ....       193        22       (79)        136
                              -------   -------  --------   ---------
   Total fixed maturities
    and equity securities .   $86,957   $    59  $ (7,816)  $  79,200
                              =======   =======  ========   =========

     The amortized cost and estimated fair value of fixed maturities at December 31, 1995, by contractual maturity, is shown below (in thousands):

                                                                       Estimated
                                                         Amortized        Fair
                                                            Cost          Value
Available for sale:
  Due in one year or less ........................       $    863       $    865
  Due after one year through five years ..........         11,527         11,864
  Due after five years through ten years .........         14,270         15,092
  Due after ten years ............................          8,674          8,934
                                                         --------       --------
                                                           35,334         36,755
  Mortgage-backed securities .....................         67,821         68,288
                                                         --------       --------
                                                         $103,155       $105,043
                                                         ========       ========


     Expected  maturities  will  differ  from  contractual   maturities  because
borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Excluding scheduled maturities and sales related to the reinsurance transactions discussed in Note 6, proceeds from sales of investments in debt securities during 1995 and 1994 and the related gross gains and gross losses realized on such sales were as follows (in thousands):


                                                         Year Ended December 31,
                                                               1995      1994
     Proceeds from sales................. ................   $1,456   $3,314
                                                             ======   ======
     Gross gains .........................................   $   19   $   10
                                                             ======   ======
     Gross losses ........................................   $   --   $  --
                                                             ======   ======


                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

3. Investments (Continued)

     Proceeds from sales in 1994 include $2,533,000 received on the sale of ICH bonds to ICH but gross losses exclude the related loss of $186,000 as the loss is reflected as a deemed dividend (see Note 2).

     Following  are  changes  in  unrealized   appreciation   (depreciation)  on
investments (in thousands):


                                                         Year Ended December 31,
                                                               1995      1994
Investments carried at fair value:
        Available for sale fixed maturities ..............   $ 9,588    $(6,051)
        Available for sale equity securities .............       21         38
                                                             -------    -------
                                                                9,609    (6,013)
        Deferred income taxes ............................    (3,363)       506
                                                             -------    -------
Change in unrealized investment gains and losses..........    $ 6,246    $(5,507)
                                                             =======    =======

     The carrying values of non-income producing nonaffiliated invested assets for 1995 were as follows (in thousands):



Equity securities .........................................               $  157
Investment real estate ....................................                1,956
Other invested assets .....................................                  232
                                                                          ------
                                                                          $2,345
                                                                          ======

     Excluding investments in bonds or notes of the United States Government or Government agencies or authorities, the carrying value and fair value of investments by issuer which exceeded 10% of business equity at December 31, 1995 were as follows (in thousands):

                                                            Carrying      Fair
                                                              Value       Value
Office building, Houston, TX .....................           $9,100       $9,100
Resolution Trust Corporation CMO .................            2,984        2,984
Colorado Interstate Debenture ....................            2,811        2,811

     At December 31, 1995 and 1994, the Companies held unrated or noninvestment-grade fixed maturities with carrying values (fair values) of $1,594,000 and $679,000, respectively. These holdings amounted to 1.5% and 0.9% of the Companies fixed maturity investments at December 31, 1995 and 1994, respectively and less than 1% of total cash and invested asset at December 31, 1995 and 1994. The holdings of noninvestment-grade securities include securities of 7 issuers.

     The Companies maintain their cash and short-term investments with high credit quality institutions. At times, such investments may be in excess of the FDIC limit.

     At December 31, 1995 and 1994, the Companies held mortgage loans principally involving commercial real estate with carrying values of $8,607,000 and $2,888,000, respectively, and estimated fair values of $10,374,000, and $2,930,000, respectively. Approximately 46% of such mortgages involved property located in Texas, consisting of first mortgage liens on completed income-producing properties. No individual mortgage exceeds $1.9 million.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

3. Investments (Continued)

     The Companies are required to maintain certain amounts of assets on deposit with state regulatory authorities. Such assets had an aggregate carrying value of $25,718,000 and $23,191,000 at December 31, 1995 and 1994, respectively.

     Real estate consists of the following at December 31, 1995 and 1994 (in thousands):


                                                         1995              1994
Cost of real estate ........................         $ 26,523          $ 33,069
Less accumulated depreciation ..............           (3,629)           (5,840)
Less reserve for losses ....................           (7,208)           (2,825)
                                                     --------          --------
                                                     $ 15,686          $ 24,404
                                                     ========          ========

     The reserve for losses represent management's estimate of potential losses on the Companies' real estate portfolio. These estimates take into consideration the net operating income of the property, any recent offers for purchase and internal appraisals of values.

     Pursuant to the sale of the Companies to Reassure America effective June 28, 1996, the Companies distributed as a dividend to BML, real estate with a carrying value and fair value of approximately $10.1 million and other invested assets, principally mineral interests, with carrying and fair values of approximately $36,000 (see Note 14).

4. Insurance Liabilities

         Insurance liabilities consist of the following (in thousands):


                                Mortality or Interest
                     Withdrawal  Morbidity      Rate    December 31, December 31,
                   Assumptions Assumptions  Assumptions  1995       1994
Future policy
benefits:
Traditional life
insurance contracts Company    Company      6%-10%      $ 64,979    $ 65,572
                    experience  experience
Group life           Company    Company     6%-10%           493         631
                    experience  experience
Individual accident
and health           Company    Company     6%-10%         1,176       1,224
                    experience  experience
Unearned premiums      N/A        N/A          N/A           191         209
Claims and benefits
payable                N/A        N/A          N/A           971         847
Dividend and coupon
accumulations
and other              N/A        N/A          N/A        10,268      10,721
                                                        --------      --------
                                                           78,078        79,204
Universal life
and annuities          N/A        N/A          N/A        92,981        51,629
                                                          --------      --------
                                                         $171,059      $130,833
                                                         ========      ========

     The estimated fair value of the liabilities for other investment contracts is approximately equal to their carrying value at December 31, 1995 and 1994, because interest rates credited to account balances approximate current rates paid on similar investments and are generally not guaranteed beyond one year. The fair values of liabilities under all insurance contracts are taken into consideration in the Companies' overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

4. Insurance Liabilities (Continued)

     Activity in the liability for claims and benefits payable for the years ended December 31, 1995 and 1994 is summarized as follows:

                                                               1995       1994
Claims and benefits payable at beginning of year ......     $   847     $ 1,531
  Less reinsurance recoverables .......................           1          27
                                                            -------     -------
  Net beginning balance ...............................         846       1,504

Add incurred losses net of reinsurance:
  Current year ........................................       1,082       1,260
  Prior years .........................................         266         (30)
                                                            -------     -------
                                                              1,348       1,230
                                                            -------     -------

Deduct payments for claims, net of reinsurance:
  Current year ........................................         857         826
  Prior years .........................................         366       1,062
                                                            -------     -------
                                                              1,223       1,888
                                                            -------     -------

Claims and benefits payable, net of related reinsurance
  recoverables at end of year .........................         971         846
Plus reinsurance recoverables .........................          --           1
                                                            -------     -------
Balance at end of year ................................     $   971     $   847
                                                            =======     =======

5. Business Equity and Restrictions

     Generally, the net assets of the Companies available for transfer to their parents are limited to the greater of the Companies' net gain from operations during the preceding year or 10% of the Companies' net statutory surplus as of the end of the preceding year as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities. Payment of dividends in excess of such amounts requires approval by the regulatory authorities. Management has given the regulatory authorities of their domiciliary states assurance that the Companies will not declare and pay any dividends without their approval.

     The Companies prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their respective state insurance departments. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project will likely change to some extent prescribed statutory accounting practices and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements.

     On the basis of reporting as prescribed by insurance regulatory authorities, the combined adjusted statutory capital and surplus of the Companies, amounted to approximately $17,729,000 and $24,753,000 as of December 31, 1995 and 1994, respectively. Combined statutory net income was $2,917,000 and $8,639,000 for the years ended December 31, 1995 and 1994, respectively.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

6. Reinsurance

     The Companies have set their retention limit for acceptance of risk on individual life insurance policies at $100,000. There are reinsurance agreements with various unaffiliated companies whereby insurance in excess of the Companies' retention limits is reinsured primarily on a yearly renewable term basis. To the extent that reinsuring companies become unable to meet their obligations under these agreements, the subsidiaries remain contingently liable. Insurance in force ceded as of December 31, 1995 and 1994, under risk sharing arrangements totaled approximately $116,600,000 and $131,900,000, respectively.

     Reinsurance contracts do not relieve the Companies from their obligations to policyholders. Therefore, the Companies are contingently liable for recoverable unpaid claims and policyholder liabilities ceded to reinsurers in the unlikely event that assuming reinsurers are unable to meet their obligations. The Companies evaluate the financial condition of their reinsurers to minimize the exposure to significant losses from reinsurer insolvencies. At December 31, 1995 and 1994, the Companies have reflected in their combined balance sheets an asset for amounts due from reinsurers totaling $10,956,000 and $11,708,000, respectively, and have correspondingly increased their insurance liabilities by the same amounts in each respective year. The effects of reinsurance on policy revenue earned and the related benefits incurred for the years ended December 31, 1995 and 1994 (in thousands) is as follows:










                                                             1995         1994
Direct policy revenues and amounts assessed
  against policyholders ............................      $ 4,545       $ 5,173
Reinsurance assumed ................................           --           972
Reinsurance ceded ..................................         (116)         (164)
                                                          -------       -------
Net premiums and amounts earned ....................      $ 4,429       $ 5,981
                                                          =======       =======
Benefits and withdrawals ceded .....................      $   569       $   846
                                                          =======       =======

     Effective December 28, 1994, Modern canceled two reinsurance treaties with unaffiliated companies. Reserve liabilities totaling $4,700,000 were transferred to the ceding companies along with an equivalent amount of assets.

     Effective December 31, 1994, Western terminated the reinsurance treaties with an unaffiliated company whereby the Company had assumed a block of life and a block of health business. Assets transferred to the reinsurer totaled $4,087,000 which equaled the amount of insurance liabilities transferred.

     Modern entered into a modified coinsurance agreement with Southwestern Life Insurance Company (Southwestern), an affiliate on September 29, 1993. Modern ceded 100% of certain types of universal life insurance to Southwestern in exchange for a $4,300,000 ceding fee. Reserve liabilities totaling $41,000,000 were transferred to Southwestern along with $36,700,000 in assets. Effective October 1, 1995, Modern terminated the Southwestern coinsurance agreement. The termination resulted in a transfer of assets to Modern of approximately $44,214,000 and a transfer of reserve liabilities of approximately $43,134,000. The assets received consisted of bonds, mortgage loans, and cash which were transferred at their fair values and deferred policy acquisition costs which was transferred at historical value. As of December 31, 1994, in force ceded under this agreement totaled $455,700,000 and the reserve liability ceded totaled $42,400,000. The net gain to Modern from the recapture of approximately $1,080,000 is reflected as a deemed contribution.

7. Commitments, Litigation and Contingent Liabilities

     Modern was a defendant in two lawsuits described therein as William D. Castle, et al. V. Modern American Life Insurance Company, et al (the "Castle" case) and Robert J. Meyer, et al, v. Jay Angoff, director of the Missouri Department of Insurance and Modern American Life Insurance Company (the "Meyer" case). On September 1, 1995, a Final Judgment

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

7. Commitments, Litigation and Contingent Liabilities (Continued)

Approving Settlement and Dismissing Case with Prejudice was entered by the circuit Court of Jackson County, Missouri in the Castle case. Under the terms of the settlement agreed to by the parties, Modern paid the Plaintiffs $4,000,000 cash and the Company's then-parent, ICH, delivered to Plaintiffs an unsecured promissory note in the amount of $3,000,000. The $4,000,000 paid by Modern was charged to operations. ICH contributed this amount to Modern in cash, and the contribution was recorded as an increase to business equity. Therefore, there was no net impact on Modern's business equity. Also, as a part of the settlement of the Castle case, the Plaintiffs in the Meyer case agreed to the entry on October 16, 1995, of a Stipulation of Dismissal and a Final Judgment in the Circuit Court of Cole County, Missouri.

     Modern has been notified of environmental issues involving two of its real estate properties in which Modern has been named a potential responsible party. At this time it is not possible to determine what costs may be incurred, if any, regarding any needed expenditures to resolve the environmental issues. Based in part upon the uncertainty as to the ultimate disposition of these matters and managements belief that the liability, if any, will not be material, no amounts have been recorded in these financial statements.

     From time to time, assessments are levied on the Companies by life and health guaranty associations in states in which they are licensed to do
business.   Such   assessments  are  made  primarily  to  cover  the  losses  of policyholders of insolvent or rehabilitated insurers. In some states, these assessments can be partially recovered through a reduction in future premium taxes. The Companies paid assessments of $77,000 and $21,000 in the years 1995 and 1994, respectively. Based on information currently available the Companies had accrued approximately $76,000 at December 31, 1995 for future assessments.

     Various other lawsuits and claims are pending against the Companies. Based in part upon the opinion of counsel as to the ultimate disposition of these matters, management believes that the liability, if any, will not be material.

8. Federal Income Taxes

     Prior to their sale in June 1996, the Companies were included in a consolidated income tax return with ICH and substantially all of ICH's other subsidiaries. The Consolidated Return Group was subject to a Tax Allocation Agreement under which each member's tax liability equals or approximates separate return calculations with current credit for net losses utilized by other members of this group.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

8. Federal Income Taxes (Continued)

     The Companies' deferred federal income tax asset at December 31, 1995 and 1994, is comprised of the tax benefit (cost) associated with the following items based on 35% tax rates in effect (in thousands):















                                                       December 31, December 31,
                                                        1995          1994
Deferred tax assets:
  Items subject to ordinary tax treatment:
     Future policy benefits .......................$     1,576    $    485
     Other assets and liabilities .................      2,095       2,211
     Alternative minimum tax carryforwards  .......         --          38
                                                      --------    --------
                                                         3,671       2,734
                                                      --------    --------
  Invested assets, subject to capital gains
     (loss) treatment:
     Unrealized capital losses ....................         --       2,715
     Invested assets ..............................      7,013       3,546
                                                      --------    --------
                                                         7,013       6,261
                                                      --------    --------
  Deferred income tax asset .......................     10,684       8,995

Deferred tax liabilities:
  Unrealized capital gains ........................       (648)         --
  Deferred policy acquisition costs and
    value of business acquired ....................     (2,442)     (2,613)
                                                      --------    --------
  Deferred income tax liability ..................      (3,090)     (2,613)
Valuation allowance ..............................      (7,594)     (3,386)
                                                       --------    --------
Net deferred tax asset ...........................   $      --    $  2,996
                                                       ========    ========

     The components of the provision (credit) for income taxes on operating earnings (loss) are as follows (in thousands):

                                                     Year Ended December 31,
                                                           1995        1994
Current tax provision (credit) ....................   $    817    $ (2,305)
Deferred tax provision (credit)....................       (367)      1,496
                                                       --------    --------
Income tax provision (credit) .....................   $    450    $   (809)
                                                       ========    ========

     A reconciliation of the income tax provisions (credits) based on the prevailing corporate tax rate of 35% to the provisions (credits) reflected in the combined financial statements is as follows (in thousands):















                                                         Year Ended December 31,
                                                           1995        1994
Computed expected income tax credit
  at statutory regular tax rate  ...................   $ (4,991)   $ (2,468)
Increase in deferred tax asset valuation
   allowance .......................................      4,208         333
Other ..............................................      1,233       1,326
                                                       --------    --------
  Income tax provision (credit) ....................   $    450    $   (809)
                                                       ========    ========

     At December 31, 1995, the Companies had no income tax carryforwards available.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

8. Federal Income Taxes (Continued)

     Management has periodically assessed the ability of the Companies and other members of their consolidated return group to produce taxable income in future periods sufficient to fully utilize their operating book/tax temporary differences and tax loss carryforwards. These assessments have included actuarial projections under alternative scenarios of future profits on the existing insurance in force of the Companies, including provisions for adverse deviation and assumptions regarding new business. Valuation allowances totaling $7,594,000 and $3,386,000 were provided against the Companies' deferred tax assets at December 31, 1995 and 1994, respectively, to reflect the uncertainties of realizing all of the benefits of temporary differences and available tax loss carryforwards.

     Included in the deferred income tax asset at December 31, 1994 are tax effects totaling $2,715,000 associated with unrealized investment losses included in business equity. Substantially all of such unrealized investment losses at December 31, 1994, were attributable to the available for sale fixed maturities. Management assessed the level of the Companies' cash and short-term investments, the quality and duration of their available for sale fixed maturity portfolios, and the likelihood that the Companies would be required to dispose of a substantial portion of their available for sale fixed maturities and incur net capital losses in order to meet their liquidity needs. These assessments included a review of actuarial cash flow projections under various interest rate scenarios and evaluations of historical data relative to benefits and surrender activity. Management has concluded based on such assessment that it is unlikely that the Companies would be required to incur significant capital losses to meet anticipated liquidity needs over the near term and, accordingly, has reflected a deferred tax asset relative to unrealized investment losses at December 31, 1994. Tax effects totaling $648,000 at December 31, 1995 associated with unrealized investment gains are included in business equity.

     ICH and its subsidiaries, including the Companies, have been under examination by the Internal Revenue Service (IRS) for the tax years 1986 through 1992. The IRS subsequently expanded its examination to include the years 1993, 1994 and 1995. In 1994, the IRS issued Notices of Proposed Deficiencies in the amount of $127.7 million to ICH's insurance subsidiaries for the tax years 1986 through 1989. In August 1995, the subsidiaries agreed to settle this matter by paying $33.6 million of additional income taxes and $34.6 million of interest (calculated through September 30, 1995), which settlement was approved by the U.S. Congress Joint Committee on Taxation. The Companies reflected their portion of the settlement, approximately $1,169,000, as a tax expense in 1994.

     The IRS recently completed the examination of the tax years 1990 through 1995. On July 1, 1996, the IRS, ICH and Modern agreed on a tentative settlement that will result in a net refund to Modern of approximately $3.4 million. The settlement is subject to approval by the U.S. Congress Joint Committee on Taxation and the U.S. Bankruptcy Court. The refund has been reflected in the accompanying combined financial statements, as well as a payable to ICH, for the assignment of tax benefits prior to January 1, 1995 (see Note 14).

     The Companies, as former members of the ICH consolidated tax return, have joint and several liability for taxes and interest deemed to be owed by the ICH consolidated tax group. However, ICH has indemnified the Companies. Based upon this indemnification, and the estimated refund from the IRS settlement, the Companies have not reflected any provision in the accompanying combined financial statements.

9. Participating Business

     Participating policies comprise approximately 12% of the total amount of insurance in force at December 31, 1995 and 1994. Premium income received on participating policies was approximately 26% and 24% of total premium income for the years ended December 31, 1995 and 1994, respectively. Dividends to policyholders were $539,000 and $760,000 for the years ended December 31, 1995 and 1994, respectively.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

10. Liquidity and Capital Resources of Parent Company

     On October 10, 1995, ICH and three of its wholly-owned noninsurance subsidiaries, FMI, CFC and SWL Holding Corporation (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court of the Northern District of Texas (the "Chapter 11 Proceedings"). Under the Chapter 11 Proceedings, certain claims against the Debtors in existence prior to the filing of the petitions for relief under the Bankruptcy Code are stayed while the Debtors continue business operations as "debtors in possession." The Companies are not a party to the Chapter 11 Proceedings and are not subject to the jurisdiction of the Bankruptcy Court.

11. Industry Segment Data

     Modern and Western are principally engaged in the sale and underwriting of individual life and health insurance, and accumulation products. Total revenues by segment reflect sales to unaffiliated customers. Operating earnings (loss) equal total revenues less operating expenses.

     Premium income and other considerations includes premium income, mortality and administration charges, surrender charges and amortization of deferred policy initiation fees. Net investment income and other income are allocated to the segments based on rates ranging from 5% to 7% related to reserves generated by each of the three insurance segments. Corporate revenues and operating earnings include net investment income considered to be income applicable to the investment of capital and surplus funds. Operating expenses are allocated to each segment based on a number of assumptions and estimates and reported segment operating results would change if different methods were applied. The mark-up charged by FMI (see Note 2) and the litigation settlement (see Note 7) are reflected as corporate expenses.

                                                        Year Ended December 31,
                                                        1995              1994
Revenues:
  Individual life ..............................      $  11,203       $  14,569
  Individual health ............................            625             925
  Accumulation products ........................            900           1,440
  Corporate ....................................            785           1,328
  Realized investment losses ...................         (8,345)         (7,219)
                                                      ---------       ---------
    Total revenues .............................      $   5,168       $  11,043
                                                      =========       =========
Operating earnings (loss):
  Individual life ..............................      $    (984)      $  (1,867)
  Individual health ............................           (491)          1,109
  Accumulation products ........................           (843)           (282)
  Corporate ....................................         (3,596)          1,207
  Realized investment losses ...................         (8,345)         (7,219)
                                                      ---------       ---------
    Operating loss before income taxes .........      $ (14,259)      $  (7,052)
                                                      =========       =========
Total assets:
  Individual life ..............................      $ 165,938       $ 117,938
  Individual health ............................          1,519           3,446
  Accumulation products ........................         17,348          17,474
  Corporate ....................................         16,458          19,012
                                                      ---------       ---------
                                                      $ 201,263       $ 157,870
                                                      =========       =========

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

12. Supplemental Data to Consolidated Statements of Cash Flows

     Cash paid for income taxes was $825,000 and $3,106,000 for the years ended December 31, 1995 and 1994, respectively.

13. Other Operating Information

     Other operating costs and expenses for the years ended December 31, 1995 and 1994 are as follows (in thousands):


                                                         Year Ended December 31,
                                                          1995            1994

Non-deferrable commission expense ................       $  (425)       $  (105)
Taxes, licenses and fees .........................           456            298
General and administrative expenses ..............         5,899          5,753
                                                         -------        -------
  Other operating expenses .......................       $ 5,930        $ 5,946
                                                         =======        =======

     Changes in the value of business acquired for the years ended December 31, 1995 and 1994, are as follows (in thousands):


                                                         Year Ended December 31,
                                                          1995             1994

Balance, beginning of year ...................         $ 1,041          $ 1,271
Amortization:
  Cash flow realized .........................            (297)            (357)
  Interest capitalized .......................             104              127
                                                       -------          -------
Balance, end of year .........................         $   848          $ 1,041
                                                       =======          =======

     The interest accrual rate for the value of business acquired was 10% during each of the two years in the period ended December 31, 1995.

14. Subsequent Event

     Effective June 28, 1996, BML sold all of the outstanding common stock of Modern and Western to Reassure America for approximately $16 million. Pursuant to the sale, Modern and Western distributed to BML certain real estate with a carrying value and fair value of approximately $10.1 million and investment interests with a carrying value and fair value of approximately $36,000. BML also received an assignment of any federal income tax refunds payable to Modern for periods prior to January 1, 1996.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
                             COMBINED BALANCE SHEETS
                                 (In Thousands)









                                     ASSETS
                                                        June 30,   December 31,
                                                         1996        1995
Investments:
(Unaudited)
   Fixed maturities available for
     sale at fair value ...........................   $ 99,766   $105,043
   Equity securities available for sale
     at fair value ................................         64        157
   Mortgage loans on real estate at amortized cost       8,448      8,607
   Real estate at lower of cost or fair value .....      4,278     15,686
   Policy loans ...................................     16,177     17,081
   Cash and short-term investments ................     24,595     24,672
   Other invested assets ..........................      1,264      1,267
                                                      --------   --------
     Total investments  ...........................    154,592    172,513

Due from reinsurers  ..............................     10,905     10,956
Due from affiliates ...............................        147      2,019
Notes and accounts receivable and
  uncollected premiums ............................        805      1,298
Accrued investment income .........................      1,506      1,615
Deferred policy acquisition costs .................      6,535      7,164
Value of business acquired ........................        742        848
Deferred income taxes .............................        902         --
Federal income tax recoverable from tax settlement.      3,402      3,402
Other assets  .....................................        333      1,448
                                                      --------   --------
                                                      $179,869   $201,263
                                                      ========   ========

                         LIABILITIES AND BUSINESS EQUITY

Insurance liabilities:
   Future policy benefits and other
       policy liabilities ..................           $75,183    $ 78,078
   Universal life and investment
       contract liabilities ...................         88,274      92,981
Federal income taxes currently payable ........            643       2,010
Due parent on assignment of tax benefits
   from settlement ............................          3,402       3,402
Other liabilities .............................          3,024       4,013
                                                      --------     --------
                                                       170,526     180,484
Commitments and contingencies

Business equity ...............................          9,343      20,779
                                                      --------     --------
   Total liabilities and business equity ....         $179,869     $201,263
                                                      ========     ========

    The accompanying notes are an integral part of the financial statements.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
                     UNAUDITED STATEMENTS OF EARNINGS (LOSS)
                 for the Six Months Ended June 30, 1996 and 1995
                                 (In Thousands)


                                                            1996          1995
Revenues:
   Premium income ...................................     $  1,512     $  1,672
   Interest sensitive policy product charges ........        1,153          611
   Net investment income ............................        5,169        4,145
   Realized investment gains ........................          985            5
   Other income .....................................          511          386
                                                          --------     --------
                                                             9,330        6,819
                                                          --------     --------
Benefits, expenses and costs:
   Policyholder benefits ............................        2,683        4,629
   Amortization of deferred policy acquisition
     costs and value of business acquired ...........        1,189          284
   Other operating expenses .........................        2,029        3,352
   Litigation settlement ............................           --        4,000
                                                          --------     --------
                                                             5,901       12,265
                                                          --------     --------
Earnings (loss) before income taxes .................        3,429       (5,446)
Income tax provision (credit) .......................        1,842         (559)
                                                          --------     --------
Net earnings (loss) .................................     $  1,587     $ (4,887)
                                                          ========     ========

     The accompanying notes are an integral part of the financial statements.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
                   UNAUDITED COMBINED STATEMENTS OF CASH FLOWS
                for the Six Months Ended June 30, 1996 and 1995
                                 (In Thousands)


                                                        1996      1995
Cash flows from operating activities:
   Net earnings (loss)........................     $   1,587  $  (4,887)
   Items not requiring (providing) cash:
     Adjustments relating to universal
      life and investment products:
   Interest credited to account balances......         2,089      1,024
   Charges for mortality and administration........   (1,576)      (556)
   Depreciation and amortization................          283       427
   Decrease in future policy benefits.................(2,273)    (2,022)
   Decrease in deferred policy acquisition costs
     and value of business acquired....                  735        277
   Decrease in currently payable taxes............... (1,367)    (1,288)
   Increase (decrease) in policy liabilities,
      other policyholder funds, accounts payable
      and accrued expenses.....................       (2,657)     5,662
   Decrease in notes and accounts receivable
     and accrued investment income ............          455        110
   Deferred income taxes........................         649       (163)
   Realized investment gains..................          (985)        (5)
   Other, net..................................        4,061       (391)
                                                 -----------  -----------
   Net cash provided (used) by operating activities.   1,001     (1,812)
                                                 -----------  -----------
Cash flows from investing activities:
   Sales and maturities of fixed maturities            4,446      5,043
   Sales of other long-term assets.............        2,420         90
   Purchases of fixed maturities...............       (3,573)    (2,028)
                                                 ----------- -----------
     Net cash provided by investing activities...      3,293      3,105
                                                 ----------- -----------
Cash flows from financing activities:
   Policyholder contract deposits................      2,138      1,014
   Policyholder contract withdrawals...........       (6,509)    (1,678)
                                                 ----------- -----------
     Net cash used by financing activities.......     (4,371)      (664)
                                                 ----------- -----------
Net increase (decrease) in cash and
   short-term investments...............                (77)        629
Cash and short-term investments at beginning
   of period...............................           24,672     10,037
                                                  ----------- -----------
Cash and short-term investments at end
   of period..................................   $    24,595  $  10,666
                                                  =========== ===========

    The accompanying notes are an integral part of the financial statements.

                   MODERN AMERICAN LIFE INSURANCE COMPANY AND
                     WESTERN PIONEER LIFE INSURANCE COMPANY
                     Notes to Combined Financial Statements

1. Organization and Basis of Presentation

     The accompanying combined financial statements include the financial statements of Modern American Life Insurance Company ("Modern") and Western Pioneer Life Insurance Company ("Western") (collectively the "Companies"). At December 31, 1995, Modern and Western were wholly-owned subsidiaries of Bankers Multiple Line Insurance Company ("BML"), and an indirect subsidiary of Care Financial Corporation ("CFC") and ICH Corporation ("ICH") formerly Southwestern Life Corporation. At December 31, 1994, Modern and Western were wholly-owned subsidiaries of ICH. In September 1995, ICH contributed Modern and Western to BML.

     Effective June 28, 1996, BML sold all of the outstanding capital stock of Modern and Western to Reassure America Life Insurance Company ("Reassure America") (see Note 2).

     All  significant   intercompany   accounts  and   transactions   have  been
eliminated.

     The Companies maintain their accounts in conformity with accounting practices prescribed or permitted by state insurance regulatory authorities. In the accompanying financial statements such accounts have been adjusted to conform with generally accepted accounting principles ("GAAP").

     These financial statements have been presented on their historical GAAP basis. No adjustments have been made to reflect any effects of the purchase by Reassure America discussed above.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that management of the Companies deem to be acutely sensitive to changes in estimates include deferred policy acquisition costs, deferred income tax asset, future policy benefits, policy and contract claims and value of business acquired. In addition, the Companies must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. In all instances, actual results could differ from estimates.

     In the opinion of management, the accompanying combined financial statements contain all adjustments and accruals, necessary to present fairly the financial position as of June 30, 1996, and the results of operations and cash flows for the six month periods ended June 30, 1996 and 1995. Results of operations for interim periods are not necessarily indicative of results of the entire year.

2. Change in Ownership

     Effective June 28, 1996, BML sold all of the outstanding common stock of Modern and Western to Reassure America. Pursuant to the sale, Modern and Western distributed to BML certain real estate with a carrying value and fair value of approximately $10.1 million and mineral interests with a carrying value and fair value of approximately $36,000. BML also received an assignment of any federal income tax refunds payable to Modern for periods prior to January 1, 1996.

                                      F-2